Exhibit 99.7

TRADING DATA

Entity	Date	Buy/Sell/ Exercise	No. of Shares	Price/ Premium per Share	Strike Price	Expiration Date	Security
MR BridgeStone Offshore Fund AB Ltd.	08/12/2022	Sell	7,290,065	$27.22	$9.10	09/09/2022	American style physically-settled call options
MR BridgeStone Offshore Fund AB Ltd.	08/12/2022	Sell	7,290,065	$27.38	$9.10	03/10/2023	American style physically-settled call options
MR BridgeStone Offshore Fund AB Ltd.	08/12/2022	Buy	15,344,860	$24.99	$13.50	06/18/2024	American style physically-settled call options